Exhibit 5.1

Seaport World Trade Center West 155 Seaport Boulevard Boston, MA 02210-2600

617 832 1000 main 617 832 7000 fax
August 2, 2010
By EDGAR
Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142

Re:	Art Technology Group, Inc. Amended and Restated 1996 Stock Option Plan
Ladies and Gentlemen:
     We have acted as counsel for Art Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering of up to 14,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Art Technology Group, Inc. 1996 Stock Option Plan (the “1996 Plan”).
     In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Registration Statement; (b) the 1996 Plan; (c) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinion below, we assume that all Shares to be granted or issued upon exercise of options granted or to be granted or pursuant to other awards granted or to be granted pursuant to the 1996 Plan will be issued in accordance with the applicable terms of the 1996 Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration equal to or in excess of the par value thereof.

Art Technology Group, Inc.
August 2, 2010

     Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to the terms of other awards granted pursuant to the 1996 Plan, against the receipt of the purchase price or other consideration therefor, if any, as specified by the terms of each such option or award, will be legally and validly issued, fully paid and nonassessable.
     We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Regards, FOLEY HOAG llp
BY:	/s/ Robert W. Sweet, Jr.
A PARTNER